EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Equity Incentive Plan of Sport Chalet, Inc. of our report dated June 3, 2005, with respect to the financial statements of Sport Chalet, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2005 filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California
November 22, 2005